EXHIBIT 21.1

LIST OF SUBSIDIARIES AND INVESTMENTS OF ROFIN-SINAR TECHNOLOGIES INC.

Name	State or Other Jurisdiction of Incorporation

Rofin-Sinar, Inc.	Delaware, USA
PRC Laser Corporation	Delaware, USA
PRC Laser Europe N.V.	Belgium
Lee Laser, Inc.	Delaware, USA
Nufern	East Granby, USA
Rofin-Sinar Technologies Europe S.L.	Spain
Rofin-Sinar Laser GmbH	Germany
Rofin-Baasel Japan Corp.	Japan
Rasant-Alcotec Beschichtungstechnik GmbH	Germany
CBL Verwaltungsgesellschaft mbH	Germany
Carl Baasel Lasertechnik GmbH & Co. KG	Germany
Rofin-Baasel, Inc.	Massachusetts, USA
Wegmann-Baasel Laser und elektrooptische Geraete GmbH	Germany
Optoskand AB	Sweden
PMB Elektronik GmbH	Germany
Rofin-Baasel Italiana S.r.l.	Italy
Rofin-Baasel France S.A.	France
Rofin-Sinar UK Ltd.	United Kingdom
Rofin-Baasel UK Ltd.	United Kingdom
Rofin-Baasel Benelux B.V.	The Netherlands
Rofin-Baasel Singapore PTE Ltd.	Singapore
Rofin-Baasel Espana S.L.	Spain
DILAS Diodenlaser GmbH	Germany
Rofin-Baasel Taiwan Ltd.	Taiwan
Rofin-Baasel Korea Co., Ltd.	Korea
Rofin-Baasel China Co., Ltd.	China
Rofin-Baasel Canada Ltd.	Canada
DILAS Diodelaser Inc.	Delaware, USA
H2B Photonics GmbH	Germany
m2k-laser GmbH	Germany
Corelase Oy	Finland
ES Technology Ltd.	United Kingdom
Dilas Diodelaser China Company Ltd.	China
Nanjing Eastern Technologies Company Ltd.	China
Rofin-Baasel Swiss AG	Switzerland